4.1     Warrant Agreement and its exhibits and attachments.

WARRANT AGREEMENT dated as of June 12, 2007, between HYPERDYNAMICS CORPORATION (Company), a Delaware corporation (the “Company” herein also referred to as “Grantor”), and Trendsetter Investors, LLC (Grantee); both the Grantor and Grantee herein also referred to collectively as “the parties”.

W I T N E S S E T H :

WHEREAS, the Company has agreed to issue warrants (“Warrants”) to purchase up to 3,480,000 shares (the “Shares”) of common stock of the Company, $.001 par value per share (the “Common Stock”) for a exercise price of $4.00 per share (subject to exercise price reset provisions specified in 5.2 hereunder) for consideration of receiving a certain 30% working interest back from Grantee, also as part of a settlement of a lawsuit filed against Grantor by Grantee; and

WHEREAS, the Warrants issued pursuant to this Agreement are being issued by the Company to Grantee and/or its designees, in considerations specified above and also in more detail in a settlement agreement signed and executed by Grantor and Grantee simultaneously with the issuance of this warrant; and

NOW, THEREFORE, in consideration of the premises, the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                1.                                                                             Grant and Vesting.

Grantee and/or its designees are hereby granted the right to purchase, at any time from the date of this Agreement until 5:00 P.M., Houston, Texas time, on the 7th year anniversary date of the date of this warrant, up to 3,480,000 restricted Section 144 common stock shares (1 share per warrant) at an Exercise Price of $4.00, subject to exercise price reset provisions specified under 5.2 hereunder.

                 2.                                                                             Warrant Certificate.

The warrant certificate (the “Warrant Certificate”) delivered and to be delivered pursuant to this Agreement shall be in the form set forth as Exhibit A, attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions and other variations as required or permitted by this Agreement.

             3.                                                         Exercise of Warrants.

Cash Exercise
The Exercise Price may be paid in cash or by check to the order of the Company, or any combination of cash or check. Upon surrender of the Warrant Certificate with an exercise letter duly executed, together with payment of the Exercise Price for the Shares purchased, at the Company's executive offices (currently - One Sugar Creek Center Boulevard / Suite 125 / Sugar Land, Texas 77478), the registered holder of a Warrant Certificate (“Holder” or “Holders”) shall be entitled to receive a certificate or certificates for the Shares so purchased.  The purchase rights represented by each Warrant Certificate are exercisable at the option of the Holder hereof, in whole or in part (but not as to fractional shares of the Common Stock).  In the case of the purchase of less than all the Shares purchasable under any Warrant Certificate, the Company shall cancel said Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant Certificate of like tenor for the balance of the Shares to be purchased thereunder. The president of the Company may administer this process and, at his option, hold the warrant certificates at the corporate office acting as the record keeper for transfer and exercise of Grantee warrants. In this case, the Grantee will simply pay the exercise price and provide a letter of instruction whenever he/she wishes to exercise the warrants and the President shall cause the stock to be issued and receive appropriate board resolution for the issuance of the shares.

Provision for certain Holder’s right for Cashless Exercise

This warrant agreement is being entered into between the parties in part for settlement of a lawsuit between them as specified in a simultaneous settlement agreement and also for the company to purchase back a 30% working interest in a lease owned by Trendsetter Production Company.  To facilitate the settlement, Kent Watts, the Company’s Chairman and CEO, or his affiliate, or designee, has signed an agreement with Grantor to purchase the Grantor warrant (to purchase 3,480,000 shares) issued from this warrant agreement for 1,740,000 shares of restricted common stock of Hyperdynamics Corporation. Upon the transfer of the Grantor Warrant from Grantor as the warrant holder to Kent Watts or his affiliate, or designee; then,
Kent Watts, his affiliate, or designee, or any of his or their future assigns, as the case may be, as a qualified warrant holder, shall have the right to exercise the warrant issued hereunder on a cashless basis.

EXAMPLE OF A “CASHLESS BASIS” EXERCISE
As an example of how a cashless basis exercise would work, assuming the market price of the stock is $20 per share and the exercise price is $4 per share, then upon a written exercise letter from the qualified holder, $13,920,000 ($4 x 3,480,000) would be due for the exercise price.  This exercise price would be paid by reducing the amount of stock issued by 870,000 shares ($13,920,000 / $16) so that the company would issue 2,610,000 shares to qualified holder upon such notice of cashless exercise with zero cash payment to the company.

                 4.                                                                            Issuance of Common Stock Certificates.

Upon the exercise of the Warrants in accordance with the terms hereof, the issuance of certificates for the Shares shall be made forthwith (and in any event within five (5) business days thereafter) without charge to the Holder thereof including, without limitation, any tax which may be payable in respect of the issuance thereof, and such certificates shall be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder.

The Warrant Certificate and the certificates representing the Shares shall be executed on behalf of the Company by the manual or facsimile signature of the present or any future Chairman or Vice Chairman of the Board of Directors, Chief Executive Officer, President or Executive Vice President of the Company. Warrant Certificate shall be dated the date of execution by the Company upon initial issuance, division, exchange, substitution or transfer.

The Warrant Certificate and, upon exercise of the Warrant, in part or in whole, certificates representing the Shares shall bear a legend substantially similar to the following:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold except (i) pursuant to an effective registration statement under the Act, or (ii) upon the delivery by the holder to the Company of an opinion of counsel, reasonably satisfactory to counsel to the issuer, stating that an exemption from registration under such Act is available.”

                 5.                                                                            Price.

5.1.    Exercise Price.  The term “Exercise Price” herein shall mean the exercise price of the warrants that is to be $4.00 per share. This shall also be referred to herein as the “initial exercise price”.

5.2.    Resets of Exercise Price to “Adjusted Exercise Price”

  (a) Upon the Company receiving pre-approval from Cornell Capital Partners to waive their existing rights for warrant re-pricing or at such time as their financing covenants regarding all their outstanding warrants are no longer in effect, whichever occurs first, the exercise price of the warrant issued hereunder will be reduced from $4.00 per share and reset to $2.40 per share.

  (b) At any time after the issuance of the 3,480,000 warrants specified herein, that the Company causes any of its outstanding warrants or stock options to be re-priced and reset at a exercise price lower than the initial exercise price specified in 5.1 above or adjusted exercise price that may result from 5.2.(a) above, then the exercise price herein will be reduced and reset to that same price.  In any case, once the exercise price is reset, the exercise price can and will be further adjusted down upon any other reduction and reset of other outstanding stock options or warrants to a exercise price lower than any reset exercise price previously determined for these 3,480,000 warrants. In no case once the exercise price is reduced and reset to a lower price, will the exercise price be increased again in the future.

                 6.                                                                            Registration Rights.

6.1.    Not Registered Under the Securities Act of 1933.  The Warrants and the Shares have not been registered as of the date of issuance of the Warrants under the Securities Act of 1933, as amended (“the Act”).

6.2.    Registration Rights.  Holders of warrant securities hereunder shall have piggy-back registration rights for the common stock that the warrants are converted into, pursuant to this agreement. Should the company file a registration statement in the future, for registration of securities, the company will be obligated to register the 3,480,000 shares of common stock that the warrant herein is convertible into so that upon any exercise by the qualified holder, registered common stock shall be issued.

                 7.                                                                            Exchange and Replacement of Warrant Certificates.

Each Warrant Certificate is exchangeable without expense, upon the surrender hereof by the registered Holder at the principal executive office of the Company, for a new Warrant Certificate of like tenor and date representing in the aggregate the right to purchase the same number of Shares in such denominations as shall be designated by the Holder thereof at the time of such surrender.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrants, if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor, in lieu thereof.

                 8.                                                                            Elimination of Fractional Interests.

The Company shall not be required to issue certificates representing fractions of shares of Common Stock and shall not be required to issue scrip or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock.

                 9.                                                                             Reservation of Securities.

The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock as shall be issuable upon the exercise thereof.  The Company covenants and agrees that, upon exercise of the Warrants and payment of the Exercise Price therefor, all shares of Common Stock issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any shareholder.

                 10.                                                                           Selling Limitations for Grantee

It is anticipated that all restricted stock ultimately converted by Grantee through the exercise of the Warrants will become eligible to be sold under rule 144 after 1 year or 144k after 2 years, except for affiliate rules and other limitations that may apply.

                 11.                                                                          Notices to Warrant Holders.

Nothing contained in this Agreement shall be construed as conferring upon the Holder or Holders the right to vote or to consent or to receive notice as a shareholder in respect of any meetings of shareholders for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company.

                 12.                                                                          Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made when delivered, or two days after it is mailed by registered or certified mail, return receipt requested:

(a)    If to a registered Holder of the Warrants, to the address of such Holder as shown on the books of the Company; or

(b)    If to the Company, to the address set forth in Section 3 of this Agreement or to such other address as the Company may designate by notice to the Holders.

                 13.                                                                          Supplements and Amendments.

The Company and Grantee may from time to time supplement or amend this Agreement without the approval of any Holders of Warrant Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and Grantee may deem necessary or desirable and which the Company and Grantee deem not to adversely affect the interests of the Holders of Warrant Certificates.

                 14.                                                                          Successors.

All the covenants and provisions of this Agreement by or for the benefit of the Company and the Holders inure to the benefit of their respective successors and assigns hereunder.

                 15.                                                                          Termination.

This Agreement shall terminate at the close of business on May 17, 2014.  Notwithstanding the foregoing, this Agreement will terminate on any earlier date when all Warrants have been exercised; The warrants hereunder expire 7 years from issuance date. If any warrants have not been exercised 7 years from their issuance date, they automatically expire.

                 16.                                                                          Governing Law.

This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be construed in accordance with the laws of said State.

                 17.                                                                          Benefits of This Agreement.

Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and Grantee and any other registered holder or holders of the Warrant Certificates, Warrants or the Shares any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and any other holder or holders of the Warrant Certificates, Warrants or the Shares.

                 18.                                                                          Limited Transferability.

Pursuant to the simultaneous settlement agreement, the Warrant shall be transferable or assignable by Grantee, in whole, only (i) to Kent Watts (ii) to his Affiliates (iii) or his otherwise designees, as the case may be.   The Company will treat the registered holder of the Warrant the Holder for all purposes.

                 19.                                                                          Counterparts.

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

HYPERDYNAMICS CORPORATION

By:
Name:
Title:

GRANTEE:

TRENDSETTER INVESTORS, LLC

By:
Name:
Title:

Exhibit A

THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED OR SOLD EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) UPON THE DELIVERY BY THE HOLDER TO THE COMPANY OF AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER, STATING THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

THE TRANSFER OR EXCHANGE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.

EXERCISABLE ON OR BEFORE
5:00 P.M., HOUSTON, TEXAS TIME, MAY ____, 2014

No. A-1                                                                    3,480,000 Warrants

WARRANT CERTIFICATE

This Warrant Certificate certifies that Trendsetter Investors, L.L.C. is the registered holder of 3,480,000 Warrants to purchase, at any time from May _____, 2007, until 5:00 P.M. Houston, Texas time on May ______, 2014 (“Expiration Date”), up to 3,480,000 shares (“Shares”) of fully-paid and non-assessable common stock, $.001 par value (“Common Stock”), of Hyperdynamics Corporation, a Delaware corporation (the “Company”), at the initial exercise price, subject to adjustment in certain events (the “Exercise Price”), of $4.00 per Share upon surrender of this Warrant Certificate and payment of the Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the warrant agreement dated as of May 17, 2007 between the Company and Trendsetter Investors, L.L.C. (the “Warrant Agreement”).  Payment of the Exercise Price may be made in cash, or by certified or official bank check in New York Clearing House funds payable to the order of the Company, or any combination of cash or check.

(OPTIONAL LANGUAGE DEPENDING ON HOLDER) and also pursuant to article 3 of the Warrant Agreement the warrants may be exercised under a cashless basis exercise as specified therein.

No Warrant may be exercised after 5:00 P.M., Houston, Texas time, on the Expiration Date, at which time all Warrants evidenced hereby, unless exercised prior thereto, shall thereafter be void.

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to in a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants.

The Warrant Agreement provides that upon the occurrence of certain events, the Exercise Price and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted.  In such event, the Company will, at the, request of the holder, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrants; provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair, the rights of the holder as set forth in the Warrant Agreement.

Upon due presentment for registration of transfer of this Warrant Certificate at an office or agency of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferees) in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Warrant Agreement, without any charge except for any tax, or other governmental charge imposed in connection therewith.

Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Warrant Certificate representing such number of unexercised Warrants.

The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

All terms used in this Warrant Certificate which are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

Dated: ______________	HYPERDYNAMICS CORPORATION

By:
Name:
Title:

Attest:
Name:
Title

[FORM OF ELECTION TO EXERCISE]

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase ____________  Shares and herewith tenders in payment for such Shares cash or a certified or official bank check payable to the order of ______________________________. in the amount of $_______________, all in accordance with the terms hereof.  The undersigned requests that a certificate for such Shares be registered in the name of _____________________________________________________,  whose address is _______________________________________________________________, and that such Certificate be delivered to ____________________________________________, whose address is _______________________________________________________________.

Dated:                                                                                                Signature:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate.)

(Insert Social Security or Other Identifying Number of Holder)

[FORM OF ASSIGNMENT]

(To be executed by the registered holder if such holder
desires to transfer the Warrant Certificate.)

FOR VALUE RECEIVED _____________________________________________ hereby sells, assigns and transfers unto ______________________________________________________
 (Please print name and address of transferee)

this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint __________________________________, Attorney, to transfer the within Warrant Certificate on the books of the within-named Company, with full power of substitution.

Dated: _____________________________________________ Signature:_____________________________________________

(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate)

(Insert Social Security or Other Identifying Number of Holder)